Company Contact:	Porter, Le Vay & Rose, Inc.
Mark Blundell, Chairman	Vince Daniels, Investor Relations
610-521-6300	212-564-4700

SCANVEC AMIABLE TAKES BACK 26% OF ITS OUTSTANDING SHARES

Philadelphia, PA, – August 24, 2004 - Scanvec Amiable Ltd. (OTCBB: SVECF) today announced the surrender by certain former directors and employees of the Company of 1,756,500 ordinary shares comprising approximately 26% of the ordinary shares outstanding immediately prior to the surrender. The surrender is the result of the recent settlement, pursuant to a settlement agreement finalized as of August 16, 2004, of a lawsuit brought by the Company against the former directors and employees. As a result of the surrender, the percentage of the equity ownership represented by each remaining outstanding ordinary share has increased by more than 30%. The Company now has 5,389,600 fully diluted ordinary shares outstanding as compared to 7,146,100 prior to the surrender. The surrender will have a significant impact on the Company’s per share calculations going forward. For the second quarter ended June 30, 2004 the Company reported fully diluted earnings per share of $0.08. Had the surrender occurred prior to the end of the second quarter, on a pro forma basis, fully diluted earnings per share, calculated on the basis of 1,756,500 fewer ordinary shares outstanding, would have been $0.11. Beginning in the third quarter of 2004, the per share calculations will reflect the effect of the surrender.

Mark Blundell, Chairman of Scanvec Amiable, commented, “We are pleased to have this matter resolved with a positive outcome for our shareholders. At yesterday’s closing price of $1.02 per share the surrendered shares would have had a market value of approximately $1.8 million. With the lawsuit now settled management can fully focus on continuing to execute on our growth strategy for the Company.”

Scanvec Amiable, Ltd. provides complete, professional software solutions from design to production for the sign making, digital printing, screen-printing and CNC machining industries. The Company’s software solutions help turn creative ideas into reality by providing specialized design and editing tools geared for production. Scanvec Amiable’s network of resellers around the world services more than 100,000 customers in more than 50 countries. The Company’s products are translated into more than 25 languages. Headquartered in Philadelphia, Pennsylvania, Scanvec Amiable has additional offices in Belgium, Brazil, Israel, Puerto Rico, China, and Russia. Please visit www.scanvecamiable.com for additional information.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand and market acceptance risk, impact of competitive products and prices, product development, commercialization or technological delays or difficulties, and trade, legal, social, financial and economic risks and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

- tables to follow-

Scanvec Amiable Ltd.

	3 Mos. Ended	3 Mos. Ended	6 Mos. Ended
EPS:	Mar. 31, 2004	Jun 30, 2004	Jun 30, 2004

Net income	$264,000	$576,000	$840,000

Weighted average shares outstanding	6,770,000	6,770,000	6,770,000

Basic EPS as reported	$.04	$.09	$.12

Diluted EPS as reported	$.04	$.08	$.12

Weighted average shares outstanding	6,770,000	6,770,000	6,770,000
Less: surrendered shares	(1,756,500)	(1,756,500)	(1,756,500)

Adjusted number of shares	5,013,500	5,013,500	5,013,500

Adjusted Basic EPS	$.05	$.11	$.17

Weighted average shares outstanding	6,770,000	6,770,000	6,770,000
Plus: Stock Options	376,100	376,100	376,100

Total shares for diluted calculation	7,146,100	7,146,100	7,146,100
Less: surrendered shares	(1,756,500)	(1,756,500)	(1,756,500)

Adjusted number of shares	5,389,600	5,389,600	5,389,600

Adjusted Diluted EPS	$.05	$.11	$.16

The table above sets forth the Company’s actual earnings per share for the three months ended March 31, 2004 and for the three- and six-month periods ended June 30, 2004 as compared to the earnings per share that would have been reported had the surrender taken place effective as of January 1, 2004. The table contains earnings per share figures determined as a result of the use of non-GAAP measures, namely, the exclusion of certain common shares that were outstanding during the periods presented. The non-GAAP measures included in the foregoing should be considered in addition to, and not as a substitute for, or superior to the Company’s financial position prepared in accordance with generally accepted accounting principles. The Company believes that non-GAAP measurement of earnings per share presented in the table above provides useful to investors about the anti-dilutive impact of the surrender on each outstanding common share.

	Pre-Surrender Ownership		Post-Surrender Ownership

Name	Number of Shares Owned	Percent of Shares (%)	Number of Shares Owned	Percent of Shares (%)

Jim Chang	1,171,000	17.3%	-0-	0.0%
Dr. Ramon Harel (1)	1,102,000	16.3%	1,102,000	21.9%
Yuan Chang	585,500	8.6%	-0-	0.0%
Rockwood Group LLC (2)(3)	1,726,500	25.6%	1,726,500	34.4%
X Securities Ltd. (2)(4)	1,726,500	25.6%	1,726,500	34.4%
Y Securities Ltd. (2)(5)	1,726,500	25.6%	1,726,500	34.4%
Bridges & Pipes LLC	367,956	5.4%	367,956	7.3%
Avi Heifetz	-0-	*	-0-	*
Aliza Rotbard	-0-	*	-0-	*
Mark Blundell	-0-	*	-0-	*
James Ward	-0-	*	-0-	*
Lloyd Quartin	-0-	*	-0-	*
Robert Yingling	-0-	*	-0-	*
Charna Fuchs	-0-	*	-0-	*
Gerald J. Kochanski (6)	30,000	*	30,000	*
Dan Harel	-0-	*	-0-	*
All directors and executive officers as a group (nine persons)	1,132,000	16.7%	1,132,000	22.6%

*	Represents less than 1% of the outstanding Ordinary Shares
(1)	Number of Ordinary Shares owned includes options to purchase 100,000 Ordinary Shares.
(2)	Mr. Dan Purjes is the Managing Member and Chairman of the Board of each of Rockwood Group LLC, X Securities Ltd. and Y Securities Ltd.
(3)	Includes direct beneficial ownership of 1,481,926 Ordinary Shares and indirect beneficial ownership of 81,525 Ordinary Shares owned directly by X Securities Ltd. and 163,049 Ordinary Shares owned directly by Y Securities Ltd.
(4)	Includes direct beneficial ownership of 81,525 Ordinary Shares and indirect beneficial ownership of 1,481,926 Ordinary Shares owned directly by Rockwood Group LLC and 163,049 Ordinary Shares owned directly by Y Securities Ltd.
(5)	Includes direct beneficial ownership of 163,049 Ordinary Shares and indirect beneficial ownership of 1,481,926 Ordinary Shares owned directly by Rockwood Group LLC and 81,525 Ordinary Shares owned directly by X Securities Ltd.
(6)	Number of Ordinary Shares owned includes options to purchase 30,000 Ordinary Shares.